Exhibit 99.1

Surgery Partners, Inc. (NASDAQ:SGRY) (“Surgery Partners”) today announced that its wholly-owned subsidiary, Surgery Center Holdings, Inc. (the “Issuer”), priced $430,000,000 aggregate principal amount of its 10.000% senior unsecured notes due 2027 (the “notes”) in a previously announced private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The offering is expected to close on April 11, 2019, subject to certain customary closing conditions. The notes will be guaranteed (the “guarantees”) on a senior unsecured basis by each domestic wholly owned subsidiary of Surgery Center Holdings, Inc. that guarantees Surgery Center Holdings, Inc.’s obligations under its senior secured credit facilities.

Surgery Partners intends to use the net proceeds from this offering, together with cash on the balance sheet, to redeem all of the Issuer’s outstanding 8.875% senior unsecured notes due April 15, 2021, to pay the accrued interest and the redemption premium for such notes and to pay related fees and expenses in connection with this offering and such redemption.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale would be unlawful. The notes and the guarantees are being offered and sold only to “qualified institutional buyers” in the United States pursuant to Rule 144A under the Securities Act, and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The notes and the guarantees have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

About Surgery Partners, Inc.

Headquartered in Nashville, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 150 locations in 29 states, including ambulatory surgical facilities, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities.

Forward-Looking Statements

This press release contains forward-looking statements, including those regarding the expected closing of the notes offering and Surgery Partners’ intention to apply the net proceeds of the notes. These statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and assumptions that could cause actual results or events to differ materially from those discussed in, or implied by, the forward-looking statements, including but not limited to, the risk that the proposed offering and related redemption is not consummated and the other risks identified in Item 1A under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 15, 2019. Except as required by law, neither Surgery Partners, nor the Issuer, undertakes any obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.

Investors:

Thomas F. Cowhey, Chief Financial Officer

Surgery Partners, Inc.

(615)234-8940

IR@surgerypartners.com